Recording requested by
And when recorded mail to:
Curtis W. Little, Jr., Esq.
Cook, Little, Rosenblatt, & Manson,. p.l.l.c.
650 Elm Street
Manchester, NH 03101

MORTGAGE MODIFICATION AGREEMENT

MORTGAGE MODIFICATION AGREEMENT dated June 29th, 2004, between GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation having its chief executive office at 33 Coffee Lane, Waterbury, Vermont 05676 (hereinafter individually and collectively with its successors, legal representatives and assigns referred to as "Mortgagor") and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America having its office at 1155 Elm Street, Manchester, New Hampshire 03101 (hereinafter collectively with the other lenders for whom it is acting as agent, its successors, legal representatives, assigns and participants, if any, referred to as "Mortgagee").

PREAMBLE

WHEREAS, Mortgagor has granted to Mortgagee a mortgage of its leasehold estate and interests in certain real estate and the improvements thereon located in the Town of Waterbury, Vermont, pursuant to a Mortgage, Security Agreement and Fixture Filing dated August 30, 2002, and recorded in the Waterbury (Vermont) Land Records in Book 193, Page 308 (the "Mortgage"), which mortgaged premises are more fully described on Schedule A to the Mortgage and defined in the Mortgage as the "Premises";

WHEREAS, the Mortgage secures loans in the aggregate principal amount of up to $32,500,000 (collectively, the "Loans") owed by Mortgagor to Mortgagee pursuant and subject to the terms and conditions of the Credit Agreement dated as of August 30, 2002, among the Mortgagor, the Mortgagee, as a lender and as agent for other lenders, and other lenders (the "Credit Agreement"), together with interest thereon and other costs related thereto; and

WHEREAS, the Mortgagor and the Mortgagee have agreed to reduce the principal amount of the Revolving Line of Credit Loan included in the Loans from $12,500,000 to $10,000,000, and increase the principal amount of the Term Loan included in the Loans from $15,000,000 to $17,000,000, as reflected in the amendment and restatement of the Credit Agreement pursuant to the Second Amended and Restated Commercial Loan Agreement dated as of June 30, 2004 among the Mortgagor, the Mortgagee, as a lender and as agent for other lenders, and other lenders, provided that, among other requirements, the Mortgage be modified to secure the Loans as so modified;

NOW, THEREFORE, in consideration for the premises contained herein, the Mortgagor and the Mortgagee agree as follows:

1. All capitalized terms used herein shall have the meanings given in the Credit Agreement unless expressly defined herein.

2. The first paragraph of the Mortgage is amended as follows: The principal amount of the Revolving Line of Credit Loan is reduced from $12,500,000.00 to $10,000,000.00; and the principal amount of the Term Loan is increased from $15,000,000.00 to $17,000,000.00.

3. All references in the Mortgage to the "Credit Agreement" shall mean the Second Amended and Restated Credit Agreement of even date among the Mortgagor, the Mortgagee, as a lender and agent for other lenders, and the other lenders parties thereto, and as such agreement may be hereafter amended, modified, restated or replaced, and all references to the Mortgage in the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) shall mean and refer to the Mortgage as hereby modified, and as the Mortgage may be hereafter amended, modified or restated.

4. Mortgagor hereby confirms the grant of the Mortgage to the Mortgagee and, as specifically modified pursuant to this Mortgage Modification Agreement, ratifies and confirms the terms, covenants, provisions and conditions of the Mortgage which remain in full force and effect.

5. Mortgagor represents and warrants to Mortgagee that there have not been any intervening mortgages, liens or encumbrances of record respecting the Premises and Mortgagor's leasehold interest therein since the Mortgage was recorded in the Waterbury (Vermont) Land Records as referenced in the Preamble of this Mortgage Modification Agreement.

IN WITNESS WHEREOF, this Mortgage Modification Agreement has been duly executed and delivered by the Mortgagor and the Mortgagee as of the day and year first above written.

                                                                            GREEN MOUNTAIN COFFEE ROASTERS, INC.

s/ Kimberly Swanson                                             By: s/ Frances G. Rathke
Witness                                                                 Frances G. Rathke
                                                                             Chief Financial Officer

[INTENTIONALLY LEFT BLANK]

                                                                                FLEET NATIONAL BANK

                                                                                By: s/ Israel Lopez
                                                                                Israel Lopez
                                                                                Senior Vice President

STATE OF VERMONT
COUNTY OF CHITTENDEN

On this the 29th day of June, 2004, before me, the undersigned officer, personally appeared Frances G. Rathke, who acknowledged herself to be the Chief Financial Officer of Green Mountain Coffee Roasters, Inc., a Delaware corporation, and that she, as such officer, being authorized so to do, executed the foregoing instrument on behalf of said corporation for the purposes therein contained.

                                                                                    Before me,

                                                                                    H. Kenneth Merritt
                                                                                   Justice of the Peace/Notary Public

COMMONWEALTH OF MASSACHUSETTS
COUNTY OF __________________________

On this the 29th day of June, 2004, before me, the undersigned officer, personally appeared Israel Lopez, who acknowledged himself to be a Senior Vice President of Fleet National Bank, a national banking association, and acknowledged that he, as such officer, being authorized so to do, executed the same on behalf of said banking association for the purposes therein contained

                                                                                                    Before me,

                                                                                                     Luz N. Adorno
                                                                                                     Justice of the Peace /Notary Public